UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

INTEGRATED CIRCUIT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19299	23-2000174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2435 Boulevard of the Generals

Norristown, Pennsylvania 19403

(Address of Principal executive offices, including Zip Code)

(610) 630-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On August 31, 2005, Integrated Circuit Systems, Inc., a Pennsylvania corporation (“ICS”), entered into a patent cross-license agreement with Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”). Under the terms of the cross-license agreement, ICS and Freescale each granted to the other party a ten-year, nonexclusive, worldwide, royalty free, non-transferable license under all of its patents. Upon the execution and delivery of the cross-license agreement, ICS agreed to pay to Freescale a non-refundable payment of $10 million, which payment also serves in part as consideration for the option agreement described below.

In addition, in connection with the execution and delivery of the cross-license agreement, ICS and Freescale entered into an option agreement, pursuant to which ICS has the option to purchase from Freescale certain of its assets for approximately $35 million. ICS has not yet exercised its option as of the date of the filing of this report but has a right to do so under the option agreement at any time until September 23, 2005.

In connection with the execution and delivery of the cross-license agreement and the option agreement with Freescale, ICS obtained from Integrated Device Technology, Inc., a Delaware corporation (“IDT”), and, Colonial Merger Sub I, Inc., a Pennsylvania corporation and a direct, wholly-owned subsidiary of IDT (“Merger Sub”), their consent to enter into these agreements and to consummate any of the transactions contemplated thereby. As a result of the receipt of the consent, with respect to such transaction IDT and Merger Sub have waived non-compliance with certain terms of the merger agreement entered into on June 15, 2005 among ICS, IDT and Merger Sub, which provides for the merger of ICS with and into Merger Sub upon the terms and subject to the conditions set forth in the merger agreement. The consummation of the merger remains subject to the satisfaction or waiver of closing conditions applicable to both IDT and ICS, including approval by the shareholders of both IDT and ICS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTEGRATED CIRCUIT SYSTEMS, INC.

Dated: September 1, 2005	By:	/s/ Justine F. Lien
Justine F. Lien
Vice President and Chief Financial Officer